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Avista Corp. Reports Financial Results for Fourth Quarter and Fiscal Year 2012, and Confirms 2013 Earnings Guidance

SPOKANE, Wash. – Feb. 20, 2013, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported results of net income attributable to Avista Corp. shareholders of $78.2 million, or $1.32 per diluted share, for the year ended Dec. 31, 2012, compared to $100.2 million, or $1.72 per diluted share for the year ended Dec. 31, 2011. For the fourth quarter of 2012, net income attributable to Avista Corp. shareholders was $15.9 million, or $0.26 per diluted share, compared to $24.6 million, or $0.42 per diluted share, for the fourth quarter of 2011.

“We had a challenging year in 2012, with earnings below our expectations, reflecting under-performance in all of our business segments. This was primarily due to warmer weather in the first and fourth quarters, which decreased earnings at our core utility business, expenses related to our voluntary severance incentive program and continued slow load growth. Additionally, there were increased costs at all of our segments and slower than expected integration of the acquisitions at our primary unregulated subsidiary, Ecova. However, we believe that we are well positioned for significant improvement in our 2013 consolidated results and are confirming our consolidated earnings guidance range of $1.70 to $1.90 per diluted share," said Avista Chairman, President and Chief Executive Officer Scott L. Morris.

“The Washington Commission approved our multi-party general rate case settlement in December with new rates that went into effect on Jan. 1, 2013, and additional rate increases to become effective on Jan. 1, 2014. This month, we reached a settlement in our Idaho general rate cases that would provide for a rate increase on April 1, 2013, and additional rate increases effective Oct. 1, 2013. The Idaho settlement is subject to approval by the Idaho Commission.

"The resolution of the Washington and Idaho general rate cases, together with our cost-management initiatives currently in place, eliminates the majority of the regulatory lag we have been experiencing related to utility costs and investments that are recoverable for ratemaking purposes.

"We believe that both settlements provide a fair and reasonable outcome for our customers and shareholders, and that they give our customers more certainty in their energy rates for the next two years. In both settlements, we have agreed to no further general rate increases prior to Jan. 1, 2015.

"Ecova had a very difficult year in 2012. This was primarily due to increased operating costs and limited increases in revenues. With forecasted revenue growth and process and efficiency improvements, we expect Ecova's performance to improve significantly in 2013.

"We had a number of challenges related to our other non-utility businesses in 2012. In 2013, we expect some improvement in results; however, we remain committed to pursue opportunities for future growth,” Morris said.

Summary Results: Avista Corp.’s results for the fourth quarter of 2012 and the year ended Dec. 31, 2012, as compared to the respective periods of 2011 are presented in the table below:

($ in thousands, except per-share data)	Q4 2012	Q4 2011	Year 2012	Year 2011
Operating Revenues	$410,528	$438,927	$1,547,002	$1,619,780
Income from Operations	$41,047	$58,324	$190,070	$228,004
Net Income attributable to Avista Corporation Shareholders	$15,858	$24,603	$78,210	$100,224
Net Income (Loss) attributable to Avista Corporation Shareholders by Business Segment:
Avista Utilities	$16,547	$22,169	$81,704	$90,902
Ecova	$862	$2,656	$1,825	$9,671
Other	$(1,551)	$(222)	$(5,319)	$(349)
Earnings (Loss) per diluted share by Business Segment attributable to Avista Corporation Shareholders:
Avista Utilities	$0.28	$0.38	$1.38	$1.56
Ecova	$0.01	$0.04	$0.03	$0.16
Other	$(0.03)	$—	$(0.09)	$—
Total earnings per diluted share attributable to Avista Corporation	$0.26	$0.42	$1.32	$1.72

The decrease in quarterly utility earnings was primarily due to an increase in other operating expenses (including costs under the voluntary severance incentive plan), depreciation and amortization, and interest expense. This was partially offset by a slight increase in gross margin (due to general rate increases mostly offset by warmer weather) and a decrease in taxes other than income taxes. We estimate that warmer weather, as compared to the fourth quarter of 2011, decreased our utility earnings contribution by $0.10 per diluted share, and costs under the voluntary severance incentive plan reduced earnings by $0.08 per diluted share. Other factors, with the most significant being general rate increases, partially offset by expected increases in other operating expenses, depreciation and amortization, and interest expense, had a net positive impact of $0.08 per diluted share for the fourth quarter of 2012 as compared to 2011.

The decrease in annual utility earnings was primarily due to reduced retail loads during the first and fourth quarters of the year (primarily as a result of warmer weather) and an increase in other operating expenses, and depreciation and amortization, which was partially offset by the implementation of general rate increases. We estimate that warmer weather, as compared to 2011, decreased our utility earnings contribution by $0.18 per diluted share, and costs under the voluntary severance incentive plan reduced earnings by $0.08 per diluted share. Other factors, with the most significant being general rate increases, partially offset by expected increases in other operating expenses, depreciation and amortization, and interest expense, had a net positive impact of $0.08 per diluted share for 2012 as compared to 2011.

Net income for Ecova for the fourth quarter and full year of 2012 decreased as revenue growth for the expense and data management services, and energy management services was not as high as expected and did not offset increased operating costs. In addition, Ecova's earnings were reduced by increased costs associated with completing and integrating the acquisitions of Prenova and LPB Energy Management (LPB), and an increase in depreciation and amortization.

In our other businesses, the $0.09 loss per diluted share for 2012 was due to losses on and impairments of investments of $0.04 per diluted share, strategic consulting and other corporate costs of $0.04 per diluted share and Avista Energy litigation costs of $0.03 per diluted share. These were partially offset by an earnings contribution from METALfx of $0.02 per diluted share.

We may invest incremental funds to protect our existing investments and invest in new opportunities that we believe fit with our overall corporate strategy. We are focused on discovering new ways to accelerate growth for Avista Corp. within and adjacent to our core utility business. We are planning to spend $2 million to $3 million in 2013, exploring opportunities to develop new markets and ways for customers to use electricity and natural gas for commercial productivity and transportation.

Avista Utilities: On a quarterly basis, operating revenues (exclusive of intracompany revenues between electric and natural gas of $33.6 million in 2012 and $21.4 million in 2011) decreased $20.8 million and resource costs decreased $22.4 million, which resulted in an increase of $1.7 million in gross margin. The gross margin on electric sales increased $5.7 million and the gross margin on natural gas sales decreased $4.0 million. The increase in electric gross margin was primarily due to general rate increases, partially offset by warmer weather that decreased retail electric heating loads. Gross margin on natural gas sales decreased due to warmer weather. This was partially offset by general rate increases.

On an annual basis, operating revenues (exclusive of intracompany revenues of $88.2 million in 2012 and $93.1 million in 2011) decreased $89.1 million and resource costs decreased $96.9 million, which resulted in an increase of $7.8 million in gross margin. The gross margin on electric sales increased $12.9 million and the gross margin on natural gas sales decreased $5.1 million. The increase in electric gross margin was primarily due to general rate increases. This was partially offset by warmer weather during the heating season (primarily the first and fourth quarters) that reduced retail loads. In addition, electric gross margin growth was limited in part by lower usage at certain industrial customers due to temporary operational challenges. Natural gas gross margin decreased primarily due to warmer weather throughout the year that reduced retail heating loads. This was partially offset by general rate increases. For 2012, we recognized a pre-tax benefit of $6.0 million under the ERM in Washington compared to $6.4 million for 2011.

Electric revenues decreased $20.0 million for 2012, as compared to 2011. Retail electric revenues decreased by $5.9 million, sales of fuel decreased by $37.6 million, and other electric revenues decreased by $0.9 million, while wholesale electric revenues increased by $24.4 million.

Retail electric revenues decreased due to a decrease in total MWhs sold offset by an increase in revenue per MWh. The decrease in MWhs sold was primarily the result of warmer weather during the heating season, and in part due to lower usage at certain industrial customers. This was partially offset during the cooling season by warmer weather (and increased loads), which increased electric use per customer. Compared to 2011, residential electric use per customer decreased 4 percent. Cooling degree days at Spokane were 23 percent above historical average for 2012 and 26 percent above 2011. Heating degree days at Spokane were 6 percent below historical average for 2012, and 9 percent below 2011. The increase in revenue per MWh was primarily due to general rate increases.

Wholesale electric revenues increased due to an increase in sales volumes, partially offset by a decrease in sales prices. The increase in sales volumes was primarily due to the fact that our retail sales were lower than expected. We sold the resulting excess capacity and energy on the wholesale market through our optimization procedures.

When electric wholesale market prices are below the cost of operating our natural gas-fired thermal generating units, we sell the natural gas purchased for the generation of electricity into the wholesale market rather than operate the generating units. The revenues from sales of fuel decreased due to a decrease in sales of natural gas fuel as part of thermal generation resource optimization activities and higher usage of our thermal generation plants in 2012 as compared to 2011, as well as a decrease in natural gas prices. Higher usage of our thermal generation plants was due in part to decreased hydroelectric generation.

Natural gas revenues decreased $74.1 million for 2012, as compared to 2011, due to a decrease in both retail and wholesale natural gas revenues.

Retail natural gas revenues decreased $36.6 million primarily due to a decrease in volumes and lower retail rates. We sold less retail natural gas in 2012 as compared to 2011 primarily due to warmer weather. Compared to 2011, residential and commercial natural gas use per customer decreased 9 percent.

Wholesale natural gas revenues decreased $37.3 million due to a decrease in prices, partially offset by an increase in volumes. We plan for sufficient natural gas capacity to serve our retail customers on a theoretical peak day. As such, on nonpeak days we generally have more pipeline and storage capacity than is needed for retail loads. We engage in optimization of available interstate pipeline transportation and storage capacity through wholesale purchases and sales of natural gas to generate economic value that partially offsets net natural gas costs.

Intracompany revenues between electric and natural gas which are eliminated in the total results of Avista Utilities, but included in the analysis above, decreased $4.9 million for the year-to-date (which is an increase in revenue).

Utility other operating expenses increased $14.9 million primarily due to increased labor (including $7.3 million of costs under the voluntary severance incentive plan), pensions and other postretirement benefits, and electric distribution costs. These were partially offset by decreased electric maintenance costs (which included the regulatory deferral of $6.7 million of maintenance costs) and outside service costs.

Utility depreciation and amortization increased $6.5 million driven by additions to utility plant.

Ecova: On a quarterly basis, Ecova's revenues decreased $6.7 million or 14 percent, as compared to 2011, and totaled $40.0 million. During the fourth quarter of 2011, Ecova determined that certain revenues, which previously had been reported net of expenses, should be reported on a gross basis. This increased both Ecova's operating revenues and expenses by $9.2 million with no change to net income for 2011. This was partially offset by the acquisitions of Prenova and LPB, which added $4.5 million to operating revenues for the fourth quarter of 2012.

On an annual basis, Ecova's revenues increased $17.8 million to $155.7 million primarily as a result of Ecova's acquisitions of Prenova effective Nov. 30, 2011 and LPB effective Jan. 31, 2012, which added $22.5 million to operating revenues for 2012 over 2011 revenues. Ecova's revenue growth in expense and data management services was slower than expected. In addition, Ecova experienced delayed onboarding of new customers onto the monitoring system for energy management services, and there was a reduction in revenues related to the deconsolidation of a partnership. This, combined with the increased operating expenses has contributed to a net decrease in net income attributable to Avista Corp. shareholders.

Ecova's total operating expenses increased $35.8 million for 2012 as compared to 2011. The increase in total operating expenses primarily reflects increased costs necessary to support ongoing and future business growth, as well as to support the increased revenue volume obtained through the acquisitions. Ecova experienced increases in employee costs of $20.5 million, facilities costs of $1.7 million, and information technology costs and professional fees of $4.6 million. In addition, Ecova incurred $2.6 million in transaction and integration costs. Depreciation and amortization increased $6.3 million due to intangibles recorded in connection with the acquisitions. Included in the increased depreciation and amortization is an impairment loss of $1.1 million pre-tax ($0.7 million after-tax) related to the write-off of internally developed software during the fourth quarter of 2012.

In 2012, Ecova managed bills totaling $19.4 billion, an increase of $1.1 billion as compared to 2011. This increase was due to an increase in the number of accounts managed (mostly due to acquisitions), partially offset by a decrease in the average value of each bill (due in part to a decline in natural gas rates). The increases in the number of accounts and the total bills managed indicate an increase in the use of Ecova's services and provides support for potential future revenue growth.

Other Businesses: The decline in results was due in part to losses on investments of $3.3 million for 2012 compared to $0.5 million for 2011. The losses for 2012 were primarily the result of an impairment loss of $2.4 million pre-tax ($1.5 million after-tax) recognized during the third quarter of 2012 related to the impairment of our investment in a fuel cell business and the write-off of our investment in a solar energy company. There were increased professional service costs, including increased litigation costs related to the previous operations of Avista Energy. In addition, we experienced increased costs for strategic consulting and other corporate costs related to exploring various non-utility opportunities. These losses were partially offset by METALfx, which had net income of $1.2 million for 2012 and $1.4 million for 2011. Over time, we may dispose of investments and phase out operations that do not fit with our overall corporate strategy.

Liquidity and Capital Resources: We have a $400 million committed line of credit with various financial institutions with an expiration date of February 2017. As of Dec. 31, 2012, there were $52.0 million of cash borrowings and $35.9 million in letters of credit outstanding, leaving $312.1 million of available liquidity under this line of credit.

In November 2012, we issued $80 million of 4.23 percent First Mortgage Bonds due in 2047. Net total proceeds from the sale of the new bonds were used to repay a portion of the borrowings outstanding under our $400 million committed line of credit and for general corporate purposes. There are $50 million in First Mortgage Bonds maturing in 2013, and we expect to issue up to $100 million of long-term debt during the second half of 2013.

As of Dec. 31, 2012, we had 1.8 million shares of common stock available to be issued under sales agency agreements. In 2012, we sold 0.9 million shares of common stock for a total of $29.1 million (net of issuance costs), including $23.4 million (net of issuance costs) under sales agency agreements. In 2013, we expect to issue up to $50 million of common stock in order to maintain our capital structure at an appropriate level for our business, with the majority of the issuances in the second half of the year.

We are making significant capital investments in generation, transmission and distribution systems to preserve and enhance service reliability for our customers and replace aging infrastructure. Utility capital expenditures were $271.2 million for 2012. We expect utility capital expenditures to be about $260 million for each of 2013 and 2014.

Ecova has a $125 million committed line of credit agreement with various financial institutions with an expiration date of July 2017. As of Dec. 31, 2012, Ecova had $54 million of borrowings outstanding under its committed line of credit agreement. Based on certain covenant conditions contained in the credit agreement, at Dec. 31, 2012, Ecova could borrow an additional $5.6 million and still be compliant with the covenants.

2013 Earnings Guidance and Outlook

Avista is confirming its 2013 guidance for consolidated earnings to be in the range of $1.70 to $1.90 per diluted share.

We have made a slight revision to our guidance for Avista Utilities. We now expect a contribution in the range of $1.64 to $1.78 per diluted share for 2013, a slight increase from our previous guidance of $1.62 to $1.76 per diluted share. We expect our 2013 utility earnings to be positively impacted by general rate increases. We expect our 2013 utility earnings to continue to be limited by slow load growth due to the economy, as well as a 3 percent to 4 percent increase in operating costs (excluding 2012 costs under the voluntary severance incentive plan). Our range for Avista Utilities encompasses expected variability in power supply costs and the application of the ERM to that power supply cost variability. The midpoint of our utility guidance range does not include any benefit or expense under the ERM. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation, as well as implementation of the Idaho general rate case settlement on April 1, 2013, and Oct. 1, 2013, subject to approval of the Idaho commission. We estimate that our 2013 utility earnings guidance range encompasses a return on equity range of approximately 8.25 percent to 9 percent.

For 2013, we expect Ecova to contribute in the range of $0.10 to $0.14 per diluted share. We expect operating revenues to be in the range of $170 million to $190 million with approximately 50 percent derived from expense and data management services, 45 percent from energy management services, and 5 percent from new products. We expect approximately one-third of earnings to occur during the first half of 2013 and two-thirds to occur during the second half of the year.

We expect the other businesses to be between a loss of $0.02 and $0.04 per diluted share for 2013. This is a reduction from our previous range of break-even and a loss of $0.02 per diluted share due to the costs of exploring opportunities to develop new markets and ways for customers to use electricity and natural gas for commercial productivity and transportation.

NOTE: We will host a conference call with financial analysts and investors on Feb. 20, 2013, at 10:30 a.m. ET to discuss this news release. The call will be available at (800) 446-2782, pass code: 34130094. A simultaneous webcast of the call will be available on our website, www.avistacorp.com. A replay of the conference call will be available through Feb. 27, 2013. Call (888) 843-7419, pass code 34130094#, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 362,000 customers and natural gas to 323,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.5 million. Avista’s primary, non-utility subsidiary is Ecova, an energy and sustainability management company with over 700 expense management customers, representing almost 700,000 sites. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions (temperatures, precipitation levels and wind patterns) which affect energy demand and electric generation, including the effect of precipitation and temperature on hydroelectric resources, the effect of wind patterns on wind-generated power, weather-sensitive customer demand, and similar impacts on supply and demand in the wholesale energy markets; state and federal regulatory decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments and operating costs; changes in wholesale energy prices that can affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by counterparties on wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; economic conditions in our service areas, including customer demand for utility services, as well as the effect of increased energy efficiency; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions and the global economy; the potential effects of legislation or administrative rulemaking, including possible effects on our generating resources of restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension plan, which can affect future funding obligations, pension expense and pension plan liabilities; volatility and illiquidity in wholesale energy markets, including the availability of willing buyers and sellers, and prices of purchased energy and demand for energy sales; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2000 and 2001, including possible refunds; the outcome of legal proceedings and other contingencies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs; wholesale and retail competition including alternative energy sources, suppliers and delivery arrangements and the extent that new uses for our services may materialize; the ability to comply with the terms of the licenses for our hydroelectric generating facilities at cost-effective levels; severe weather or natural disasters that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; explosions, fires, accidents, mechanical breakdowns, or other incidents that may cause unplanned outages at any of our generation facilities, transmission and distribution systems or other operations; public injuries or damages arising from or allegedly arising from our operations; blackouts or disruptions of interconnected transmission systems (the regional power grid); disruption to information systems, automated controls and other technologies that we rely on for operations, communications and customer service; terrorist attacks, cyber attacks or other malicious acts that may disrupt or cause damage to our utility assets or to the national economy in general, including any effects of terrorism, cyber attacks or vandalism that damage or disrupt information technology systems; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; changes in the costs to implement new information technology systems and/or obstacles that impede our ability to complete such projects timely and effectively; changes in the long-term climate of the Pacific Northwest, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in industrial, commercial and residential growth and demographic patterns in our service territory or changes in demand by significant customers; the loss of key suppliers for materials or services; default or nonperformance on the part of any parties from which we purchase and/or sell capacity or energy; deterioration in the creditworthiness of our customers; potential decline in our credit ratings, with effects including impeded access to capital markets, higher interest costs, and certain ratings trigger covenants in our financing arrangements and wholesale energy contracts; increasing health care costs and the resulting effect on health insurance provided to our employees and retirees; increasing costs of insurance, more restricted coverage terms and our ability to obtain insurance; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices - whether true or not - which could result in litigation or a decline in our common stock price; changes in technologies, possibly making some of the current technology obsolete; changes in tax rates and/or policies; changes in the payment acceptance policies of Ecova’s client vendors that could reduce operating revenues; potential difficulties for Ecova in integrating acquired operations and in realizing expected opportunities, diversions of management resources and losses of key employees, challenges with respect to operating new businesses and other unanticipated risks and liabilities; and changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses.

For a further discussion of these factors and other important factors, please refer to our Annual Report on Form 10-K for the year ended Dec. 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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Issued by: Avista Corporation

AVISTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in Thousands except Per Share Amounts)
			Year Ended
	Fourth Quarter		December 31,
	2012	2011	2012	2011
Operating revenues	$410,528	$438,927	$1,547,002	$1,619,780
Operating expenses:
Utility resource costs	192,322	214,758	693,127	790,048
Other operating expenses (1)	124,363	114,659	453,994	404,781
Depreciation and amortization	33,109	29,327	126,402	113,600
Utility taxes other than income taxes (1)	19,687	21,859	83,409	83,347
Total operating expenses	369,481	380,603	1,356,932	1,391,776
Income from operations	41,047	58,324	190,070	228,004
Interest expense, net of capitalized interest	18,933	17,605	75,034	71,266
Other income - net (1)	(2,134)	(947)	(5,025)	(3,433)
Income before income taxes	24,248	41,666	120,061	160,171
Income tax expense	8,155	15,695	41,261	56,632
Net income	16,093	25,971	78,800	103,539
Net income attributable to noncontrolling interests	(235)	(1,368)	(590)	(3,315)
Net income attributable to Avista Corporation shareholders	$15,858	$24,603	$78,210	$100,224
Weighted-average common shares outstanding (thousands), basic	59,774	58,304	59,028	57,872
Weighted-average common shares outstanding (thousands), diluted	59,826	58,583	59,201	58,092
Earnings per common share attributable to Avista Corporation shareholders:
Basic	$0.27	$0.42	$1.32	$1.73
Diluted	$0.26	$0.42	$1.32	$1.72
Dividends paid per common share	$0.29	$0.275	$1.16	$1.10
Issued February 20, 2013

(1) Includes an immaterial correction of an error related to the reclassification of certain operating expenses from other income-net to other operating expenses and utility taxes other than income taxes. This correction did not have an impact on net income or earnings per share.

AVISTA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)
	December 31,
	2012	2011
Assets
Cash and cash equivalents	$75,464	$74,662
Accounts and notes receivable	193,683	203,452
Investments and funds held for clients	88,272	118,536
Other current assets	148,375	217,906
Total net utility property	3,023,716	2,860,776
Other non-current assets	248,670	212,209
Regulatory assets for deferred income taxes	79,406	84,576
Regulatory assets for pensions and other postretirement benefits	306,408	260,359
Other regulatory assets	129,164	160,083
Other deferred charges	20,021	21,972
Total Assets	$4,313,179	$4,214,531
Liabilities and Equity
Accounts payable	$198,914	$166,954
Current portion of long-term debt	50,372	7,474
Current portion of nonrecourse long-term debt of Spokane Energy	14,965	13,668
Short-term borrowings	52,000	96,000
Client fund obligations	87,839	118,325
Other current liabilities	172,059	224,753
Long-term debt	1,178,367	1,169,826
Nonrecourse long-term debt of Spokane Energy	17,838	32,803
Long-term debt to affiliated trusts	51,547	51,547
Long-term borrowings under committed line of credit	54,000	—
Regulatory liability for utility plant retirement costs	234,128	227,282
Pensions and other postretirement benefits	283,985	246,177
Deferred income taxes	524,877	505,954
Other non-current liabilities and deferred credits	110,215	116,084
Total Liabilities	3,031,106	2,976,847
Redeemable Noncontrolling Interests	4,938	51,809
Equity
Avista Corporation Stockholders' Equity:
Common stock (59,812,796 and 58,422,781 outstanding shares)	889,237	855,188
Retained earnings and accumulated other comprehensive loss	370,240	330,513
Total Avista Corporation Stockholders' Equity	1,259,477	1,185,701
Noncontrolling interests	17,658	174
Total Equity	1,277,135	1,185,875
Total Liabilities and Equity	$4,313,179	$4,214,531
Issued February 20, 2013

AVISTA CORPORATION
FINANCIAL AND OPERATING HIGHLIGHTS (UNAUDITED)
(Dollars in Thousands)
			Year Ended,
	Fourth Quarter		December 31,
	2012	2011	2012	2011
Avista Utilities
Retail electric revenues	$184,240	$190,109	$728,534	$734,475
Retail kWh sales (in millions)	2,275	2,358	8,861	9,023
Retail electric customers at end of period	362,369	360,361	362,369	360,361
Wholesale electric revenues	$30,717	$23,108	$102,736	$78,305
Wholesale kWh sales (in millions)	901	674	3,733	2,796
Sales of fuel	$32,390	$22,111	$115,835	$153,470
Other electric revenues	$4,734	$6,038	$21,067	$21,937
Retail natural gas revenues	$92,412	$112,527	$301,580	$338,221
Wholesale natural gas revenues	$47,450	$46,843	$158,631	$195,882
Transportation and other natural gas revenues	$3,679	$3,445	$13,962	$14,123
Total therms delivered (in thousands)	283,250	279,370	1,054,950	1,006,413
Retail natural gas customers at end of period	322,700	320,592	322,700	320,592
Intracompany revenues	$33,648	$21,430	$88,160	$93,090
Income from operations (pre-tax) (1)	$41,182	$51,014	$188,778	$202,373
Net income attributable to Avista Corporation shareholders	$16,547	$22,169	$81,704	$90,902
Ecova
Revenues	$39,957	$46,641	$155,664	$137,848
Income from operations (pre-tax)	$1,112	$7,018	$2,972	$20,917
Net income attributable to Avista Corporation shareholders	$862	$2,656	$1,825	$9,671
Other
Revenues	$9,046	$9,985	$38,953	$40,410
Income (loss) from operations (pre-tax) (1)	$(1,247)	$292	$(1,680)	$4,714
Net loss attributable to Avista Corporation shareholders	$(1,551)	$(222)	$(5,319)	$(349)
Issued February 20, 2013

(1) Includes an immaterial correction of an error related to the reclassification of certain operating expenses from other expense-net to utility and non-utility other operating expenses and utility taxes other than income taxes. This correction did not have an impact on net income or earnings per share.